Exhibit 3.1

ARTICLES OF RESTATEMENT
OF
OLD DOMINION ELECTRIC COOPERATIVE

The undersigned, on behalf of the non-stock corporation set forth below, pursuant to Title 13.1, Chapter 10, Article 10 of the Code of Virginia, states as follows:

1.	The name of the non-stock corporation immediately prior to restatement is Old Dominion Electric Cooperative (the “Corporation”).

2.	The restatement contains amendments to the articles of incorporation.

3.
The Amended and Restated Articles of Incorporation of the Corporation are amended and restated in their entirety to read as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Amended and Restated Articles”).

4.	The Amended and Restated Articles were adopted by the Corporation on September 24, 2015.

5.	The Amended and Restated Articles, including new amendments to the Articles, were adopted by unanimous consent of the members.

6.	The Certificate to be issued by the Virginia State Corporation Commission as a result of these Articles of Restatement shall be effective as of the date of such issuance.

Executed in the name of the Corporation by:

/s/ Jackson E. Reasor, Jr.

Jackson E. Reasor Jr.
President & CEO
Old Dominion Electric Cooperative
SCC Identification No. 0058170-2
Dated: September 29, 2015

Exhibit A - Amended and Restated Articles of Incorporation

(Attached)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OLD DOMINION ELECTRIC COOPERATIVE

DATED:     September 2015

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OLD DOMINION ELECTRIC COOPERATIVE

The undersigned, acting on behalf of Old Dominion Electric Cooperative, amend, update, restate, and reenact the following as the Articles of Incorporation of Old Dominion Electric Cooperative under the provisions of VA. CODE ANN. §§ 56-231.38, et seq., by virtue of VA. CODE ANN. § 13.1-889, and relinquish all rights and powers granted under the former charter.

ARTICLE 1

The name of the corporation was and will continue to be Old Dominion Electric Cooperative (“ODEC”).

ARTICLE 2

The purpose of ODEC is to operate as a Virginia utility aggregation cooperative in purchasing, generating or transmitting energy products and services for sale or resale, operating or participating in an independent system operator, regional transmission entity, regional power exchange, or both, and for any other lawful purpose, on a not-for-profit basis, consistent with sound business principles and prudent management practices.

ARTICLE 3

ODEC reserves the right to operate throughout the Commonwealth of Virginia and also conduct operations in any other state upon obtaining the necessary regulatory approvals.

ARTICLE 4

The address of the principal and registered office of the corporation is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060-6743. The registered office is located in Henrico County. The name of the registered agent is Micheal L. Hern, who is a member of the Virginia Bar and whose business address is 4201 Dominion Boulevard, Suite 200, Glen Allen, Virginia 23060-6743.

ARTICLE 5

The terms, conditions and requirements for membership in ODEC are as stated in the ODEC Bylaws.

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ARTICLE 6

The number of directors of ODEC shall be determined as provided in the ODEC Bylaws and as permitted by law, but in no event shall the number be less than five. ODEC may have such classes of membership as permitted by law and authorized in the ODEC Bylaws.

ARTICLE 7

Directors shall be elected by the Members.  Directors shall be replaced and shall vote on all other matters in accordance with the procedures provided in the Bylaws.

ARTICLE 8

Each director and officer of ODEC, whether or not then in office, and their personal representatives shall be entitled to indemnification as authorized in and in accordance with the ODEC Bylaws.

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